EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-143894, 333-147403 and 333-150136; Form S-4 No. 333-141392; Form S-8 Nos. 333-31056, 333-75396, 333-107171, 333-142708, 333-145061 and 333-145062) of Verenium Corporation of our reports dated March 15, 2010, with respect to the consolidated financial statements of Verenium Corporation and the effectiveness of internal control over financial reporting of Verenium Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/    Ernst & Young LLP

San Diego, California

March 15, 2010